Exhibit 10.2

VOTING AND Support AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 15, 2024, by and among EverBank Financial Corp, a Delaware corporation (“Purchaser”), Sterling Bancorp, Inc., a Michigan corporation and unitary thrift holding company (“Seller”) and the person whose name appears on the signature page hereto (the “Shareholder”).

RECITALS

A.            Concurrently with the execution and delivery of this Agreement, Purchaser, Seller, and Sterling Bank and Trust, F.S.B, a federal savings bank (“Seller Bank”) are entering into a Stock Purchase Agreement (as it may be amended from time to time, the “Purchase Agreement”) pursuant to which, among other things, Seller shall sell to Purchaser, and Purchase shall purchase from Seller, all the issued and outstanding shares of capital stock of Seller Bank (the “Sale”).

B.            Prior to the execution and delivery of this Agreement, Seller’s board of directors has unanimously approved Seller’s entrance into the Purchase Agreement and the transactions contemplated thereby, including the Sale and the Plan of Dissolution (collectively, the “Shareholder Proposals”).

C.            Seller’s board of directors has recommended that shareholders of Seller vote their shares in favor of the Shareholder Proposals at the special meeting of shareholders of Seller to be called for that express purpose.

D.            A copy of the fairness opinions delivered by Seller’s financial consultants to Seller’s board of directors has been delivered to the Shareholder.

E.            As an inducement and condition for Purchaser to enter into the Purchase Agreement, the Shareholder agrees to enter into this Agreement with respect to all shares of common stock of Seller (the “Common Stock”) that the Shareholder owns, beneficially or of record as of the date hereof, and any additional shares of Common Stock that the Shareholder may acquire beneficial or record ownership of after the date hereof.

F.            As of the date hereof, the Shareholder is the beneficial or legal owner of record, and has either sole or shared voting power over, such number of shares of Common Stock as are indicated opposite its name on Schedule A attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“beneficial ownership” has the meaning set forth in Rule 13d-3 under the Exchange Act. The terms “beneficially own” and “beneficially owned” shall have a correlative meaning.

“Covered Shares” means all shares of Common Stock that the Shareholder owns, beneficially or of record as of the date hereof, and any additional shares of Common Stock that the Shareholder may acquire beneficial ownership or record ownership of after the date hereof.

“Expiration Time” means the earliest to occur of (a) the Effective Time, (b) such date and time as the Purchase Agreement shall be validly terminated pursuant to Article IX thereof, (c) at the election of the Shareholder by written notice to Purchaser, such date and time as the Purchase Agreement shall be amended or waived by Seller in a manner that reduces the amount or changes the form of the Purchase Price to be received by Seller or that is otherwise adverse to the Shareholder in any material respect, or (d) at the election of the Shareholder by written notice to Purchaser, such date and time as the Plan of Dissolution shall be amended or waived by Seller in a manner that would discriminate against the Shareholder as compared to the other shareholders of the Company.

“Transfer” means (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), except to an Affiliate that agrees in writing in a form satisfactory to Purchaser, acting reasonably, to be bound by the terms of this Agreement, (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise, except to an Affiliate that agrees in writing in a form satisfactory to Purchaser, acting reasonably, to be bound by the terms of this Agreement, or (c) any similar Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2.            Agreement to Not Transfer the Covered Shares.

2.1            No Transfer of Covered Shares. Until the Expiration Time, the Shareholder agrees not to Transfer or cause or permit the Transfer of any Covered Shares, other than with the prior written consent of Purchaser (to be granted or withheld in Purchaser’s sole discretion). Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever.

2.2            Update of Beneficial Ownership Information. Promptly following the written request of Purchaser, or upon the Shareholder’s acquisition of beneficial or record ownership of additional shares of Common Stock after the date hereof, the Shareholder will send to Purchaser a written notice setting forth the number of Covered Shares beneficially owned by the Shareholder and indicating the capacity in which such Covered Shares are owned.

3.            Agreement to Vote the Covered Shares.

3.1            Until the Expiration Time, at every meeting of Seller’s shareholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Seller’s shareholders by written consent with respect to any of the following matters, the Shareholder shall vote (including via proxy) the Covered Shares (or cause the holder of record on any applicable record date to vote (including via proxy) the Covered Shares):

(a)            in favor of the approval of the Purchase Agreement and the transactions contemplated thereby, including the sale of all or substantially all the assets of Seller,

(b)            in favor of the Plan of Dissolution; and

against (A) any action or agreement that would reasonably be expected to result in a breach of the Purchase Agreement, (B) any Acquisition Proposal and (C) any other action, agreement or proposal which would reasonably be expected to delay, postpone or adversely affect Seller’s ability to consummate the Sale and the other transactions contemplated by the Purchase Agreement and the Plan of Dissolution in any material respect.

3.2            Until the Expiration Time, at every meeting of Seller’s shareholders (and at every adjournment or postponement thereof), the Shareholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3            The Shareholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to shareholders of Seller soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Purchaser to be promptly notified (and provided reasonable evidence) of such execution and delivery of such proxy card or voting instructions).

4.            Waiver of Appraisal Rights. The Shareholder hereby waives all dissenter’s or appraisal rights under Section 450.1762 of the Michigan Business Corporation Act with respect to all Covered Shares owned (beneficially or of record) by the Shareholder.

5.            No Legal Action.      Except in the case of common law fraud, willful misconduct or willful misrepresentation by Seller or Seller Bank, or its or their directors, officers, employees, agents or advisors acting on behalf of the Seller, in connection with this Agreement, the Shareholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding (derivative or otherwise) which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, the Purchase Agreement or the Plan of Dissolution (including any claim seeking to enjoin or delay the Closing), (b) alleges that the execution and delivery of this Agreement by the Shareholder (or its performance hereunder) breaches any duty of Seller’s board of directors (or any member thereof) or any duty that the Shareholder has (or may be alleged to have) to Seller or to the other holders of the Common Stock or (c) to the fullest extent permitted under applicable Law, alleges any breach of duty of Seller’s board of directors in connection with the approval of the Transactions, the Purchase Agreement, the Plan of Dissolution or the consummation of the transactions in accordance with the terms set forth therein. If the Purchase Price or other terms applicable to all other stockholders of the Seller improve as a result of any of the above (other than as a result of a breach of this Section 5 by the Shareholder), then the Shareholder shall also be entitled to participate in such benefit or other improvement. Notwithstanding anything to the contrary herein, (i) in no event shall the Shareholder or any of its Representatives directly or indirectly knowingly and intentionally encourage, initiate or participate in any lawsuit against the Purchaser relating to the Transactions and (ii) nothing in this Agreement shall limit or restrict the Shareholder’s right to participate as a class member in or receive any and all benefits that may arise out of any lawsuit (class action or otherwise), claim, appeal, or proceeding (derivative or otherwise) that may be brought by any Person other than the Shareholder in connection with the Purchase Agreement, the Plan of Dissolution or any of the Transactions.

6.            Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Purchaser and Seller that:

6.1            Due Authority. The Shareholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3 hereof. If the Shareholder is an entity, the Shareholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The Shareholder has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of the Shareholder (if applicable). This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

6.2            Ownership of the Covered Shares. (a) The Shareholder is, as of the date hereof, the beneficial or record owner of the Covered Shares indicated on Schedule A hereto opposite the Shareholder’s name, free and clear of any and all Liens, other than those created by this Agreement or applicable federal or state securities laws, or as disclosed on Schedule A and (b) the Shareholder has sole voting power over all of the Covered Shares beneficially owned by the Shareholder. The Shareholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Shareholder does not own, beneficially or of record, any shares of Common Stock or other voting shares of Seller (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Common Stock or other voting shares of Seller) other than the shares of Common Stock set forth on Schedule A opposite the Shareholder’s name.

6.3            No Conflict; Consents.

(a)            The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by the Shareholder does not, and the consummation of the transactions contemplated by this Agreement will not, (i) constitute a breach or violation of or default under any Law permit or license of the Shareholder or to which the Shareholder is subject, (ii) violate, conflict with, result in a breach of any provision or the loss of any benefit under, constitute a default (or an event that with notice, or lapse of time, or both, would constitute a default under), result in the termination or a right of termination or cancellation under or accelerate the performance required by, any of the terms or conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement or other instrument or obligation to which the Shareholder is party, or by which it or its properties or assets are bound, or (iii) constitute a breach or violation of or a default under the Constituent Documents of the Shareholder (if applicable).

(b)            Neither the Shareholder, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except in each case for filings with the U.S. Securities and Exchange Commission by the Shareholder or any of its Affiliates, as applicable, or as would not impact the Shareholder’s ability to perform or comply with its obligations under this Agreement in any material respect.

6.4            Absence of Litigation. There is no legal action pending against, or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

7.            Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Shareholder and Seller that:

7.1            Due Authority. Purchaser is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

7.2            No Conflict; Consents.

(a)            The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, constitute: (i) a breach or violation of or default under any Law, permit or license of Purchaser or to which it is subject, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Purchaser from entering into this Agreement or have a material adverse effect on Purchaser’s ability to timely consummate the transactions contemplated hereby, or (ii) a breach or violation of or a default under the Constituent Documents of Purchaser.

(b)            Neither Purchaser, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

7.3            Absence of Litigation. There is no legal action pending against, or, to the knowledge of Purchaser, threatened against or affecting Purchaser that could reasonably be expected to materially impair or materially adversely affect the ability of Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

8.            Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser and the Shareholder that:

8.1            Due Authority. Seller has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller. This Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute (assuming due authorization, execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by the other parties thereto), the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exception.

8.2            No Conflict; Consents.

(a)            The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Seller do not, and the consummation of the transactions contemplated by this Agreement will not, constitute: (i) a breach or violation of or default under any Law, permit or license of Seller or to which it is subject, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Seller from entering into this Agreement or have a material adverse effect on Seller’s ability to timely consummate the transactions contemplated hereby, or (ii) a breach or violation of or a default under the Constituent Documents of Seller.

(b)            Neither Seller, nor any of its Affiliates, is required to obtain any order, permit, consent, approval or authorization of, nor required to make any notice, report, declaration or filing with, any Governmental Entity or other third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

8.3            Absence of Litigation. There is no legal action pending against, or, to the knowledge of Seller, threatened against or affecting Seller that could reasonably be expected to materially impair or materially adversely affect the ability of Seller to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.            Miscellaneous.

9.1            No Ownership Interest. Nothing contained in this Agreement shall, nor shall anything in this Agreement be deemed to, vest in Purchaser any direct or indirect ownership or incidence of ownership (in each case, beneficial or otherwise) of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholder, and Purchaser shall have no authority to direct the Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

9.2            Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Common Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9.3            Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

9.4            Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

9.5            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first (1st) Business Day after being sent if delivered utilizing a next-day service by an internationally recognized overnight courier that issues a receipt or other confirmation of delivery, (c) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (d) when transmitted to the email address set out below, as applicable (provided, that no “error” message or other notification of non-delivery is generated). All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Whenever notice is given under clauses (a), (b) or (c) of this Section 9.5, a copy of such notice shall be sent via email to the addresses of the recipient parties below.

If to the Shareholder, to the address provided for on Schedule A, with a copy (which shall not constitute notice), to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:	Hugh C. Conroy, Jr.
Victor L. Hou
Aaron J. Meyers
Email:	hconroy@cgsh.com
vhou@cgsh.com
ameyers@cgsh.com

if to Seller, to:

Sterling Bank and Trust, F.S.B.
One Towne Square, Suite 1900
Southfield, Michigan
Attention:	Elizabeth M. Keogh
Email:	ekeogh@sterlingbank.com

with a copy (which shall not constitute notice), to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention:	Robert Azarow
Edward Deibert
Email:	Robert.Azarow@arnoldporter.com
Edward.Deibert@arnoldporter.com

and if to Purchaser, to:

EverBank, N.A.
Attention:	Mark Baum
Email:	mark.baum@everbank.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Lee Meyerson
Ravi Purushotham
Louis Argentieri
Email:	lmeyerson@stblaw.com
RPurushotham@stblaw.com
Louis.Argentieri@stblaw.com

9.6            Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.7            Governing Law; Consent to Jurisdiction. This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, and/or the interpretation and enforcement of the rights and duties of the parties, shall be interpreted, governed, and construed in all respects by and in accordance with, the internal laws of the State of New York applicable to agreements made and wholly to be performed in such State (except that matters relating to the voting of the Covered Shares, appraisal rights and the duties of the Board of Directors of Seller shall be subject to the laws of the State of Michigan). EACH PARTY, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

9.8            Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached irreparable damage will occur, no adequate remedy at law would exist and damages would be difficult to determine, and that such parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches, and to specific performance of the terms, of this Agreement, in addition to any other remedy at law or equity.

9.9            Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.10            Reliance. The Shareholder understands and acknowledges that Purchaser and Seller are entering into the Purchase Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

9.11          Interpretation. This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

9.12          Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.

9.13          Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.14            Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.15            Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Time.

9.16            Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

EVERBANK FINANCIAL CORP

By:	/s/ Greg Seibly
	Name:	Greg Seibly
	Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

STERLING Bancorp, Inc.

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

K.I.S.S. Bank Stock Trust

By:	/s/ Michael Shawn
	Name:	Michael Shawn
	Title:	Trustee

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Name	Address for Notice	Covered Shares
K.I.S.S. Bank Stock Trust	c/o The First National Bank in Sioux Falls 100 South Phillips Avenue Sioux Falls, SD 57104 Attention: Michael Shawn	7,507,318
	Total:	7,507,318

A-1